Exhibit 4.3
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of December 31, 2025, MediaAlpha, Inc. (“MediaAlpha,” “Company,” “we,” “our,” and “us”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), which is our Class A common stock, par value $0.01 per share. The following also contains a description of our Class B common stock, par value $0.01 per share, which is not registered pursuant to Section 12 of the Exchange Act. The description of the Class B common stock is necessary to understand the material terms of the Class A common stock.
The following descriptions are summaries only and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws, each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit (the “Annual Report”), as well as the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read the amended and restated certificate of incorporation, amended and restated bylaws and the applicable provisions of the DGCL, as well as our stockholders agreement, exchange agreement and registration rights agreement entered into in connection with our initial public offering of our Class A common stock, each of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.3 (this “Exhibit”) is a part, for additional information. Capitalized terms used in this Exhibit that are not defined herein are defined in the Annual Report.
General
Our authorized capital stock consists of 1,000,000,000 shares of Class A common stock, par value $0.01 per share, 100,000,000 shares of Class B common stock, par value $0.01 per share and 50,000,000 shares of preferred stock, par value $0.01 per share. As of December 31, 2025, we had 56,207,408 shares of Class A common stock issued and outstanding, 8,288,267 shares of Class B common stock issued and outstanding, and no shares of preferred stock issued or outstanding. All outstanding shares of Class A common stock and Class B common stock are fully paid and non-assessable.
Common stock
Voting rights
The holders of Class A common stock and Class B common stock are each entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of our Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, unless otherwise required by law. The DGCL would require holders of our Class A common stock and Class B common stock to vote separately as a single class in the following circumstances:
• if we amend our amended and restated certificate of incorporation to increase or decrease the par value of a class of stock, then such class would be required to vote separately to approve the proposed amendment; or

• if we amend our amended and restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affects holders of such class of stock adversely, then such class would be required to vote separately to approve such proposed amendment.
Class A common stock
Dividend rights
Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available therefor. See “Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Dividend policy” of the Annual Report.
Rights upon liquidation
In the event of liquidation, dissolution or winding up of our Company, the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Other rights
The holders of our Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.
Class B common stock
Shares of our Class B common stock are issuable only in connection with the corresponding issuance of an equal number of Class B-1 units of QL Holdings LLC (“QLH”). When a Class B-1 unit is issued by QLH, we will issue the holder of such Class B-1 unit one share of our Class B common stock.
Exchange rights
Each share of our Class B common stock will be redeemed and cancelled by us if the holder exchanges one Class B-1 unit of QLH, together with the corresponding share of Class B common stock, for one share of Class A common stock (or, at our election, cash of an equivalent value) pursuant to an exchange agreement entered into by the Company with certain holders of shares of Class B common stock (a copy of which is an exhibit to the Annual Report). Shares of Class B common stock are not transferable except together with an equal number of Class B-1 units. See “Item 8. Financial Statements and Supplementary Data—Notes to the Consolidated Financial Statements—Organization and Background—Organization and Initial Public Offering—Exchange Agreement” of the Annual Report.

Dividend rights
The holders of our Class B common stock will not participate in any cash dividends declared by our Board of Directors.
Rights upon liquidation
The holders of our Class B common stock will not be entitled to receive any of our assets in the event of any dissolution, liquidation or winding up of our affairs, whether voluntary or involuntary.
Other rights
In the event of our merger or consolidation with or into another company in connection with which shares of Class A common stock and Class B common stock (together with the corresponding Class B-1 units of QLH) are converted into, or become exchangeable for, shares of stock, other securities or property (including cash), each holder of our Class B common stock will be entitled to receive for each share of Class B common stock the same number of shares of stock as is received by holders of our Class A common stock for each share of Class A common stock, and will not be entitled, for each share of Class B common stock, to receive other securities or property (including cash). No shares of Class B common stock will have preemptive rights to purchase additional shares of Class B common stock.
Preferred stock
Under the terms of our amended and restated certificate of incorporation, our Board of Directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Class A common stock. At present, we have no plans to issue any preferred stock.
Anti-takeover effects of various provisions of our amended and restated certificate of incorporation, amended and restated bylaws and stockholders’ agreement
Some provisions of our amended and restated certificate of incorporation, amended and restated bylaws and stockholders’ agreement could make the following more difficult:
• acquisition of control of us by means of a proxy contest or otherwise; or
• removal of our incumbent officers and directors.
These provisions, as well as our ability to issue “blank check” preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.
Classified board of directors; election and removal of directors; vacancies
Our Board of Directors consists of up to ten directors, excluding any directors elected by holders of any preferred stock pursuant to provisions applicable in the case of defaults and subject to applicable laws and stock exchange regulations. The exact number of directors is fixed from time to time by resolution of the board. Currently, the size of our Board is fixed at nine members, divided into three classes, and our Board is comprised of seven members, with two vacancies. In accordance with our amended and restated certificate of incorporation and our amended and restated bylaws, our Board of Directors is divided into three staggered classes of directors, as nearly equal in number as possible. At each annual meeting of our stockholders, our stockholders elect a class of directors for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, a portion of our Board of Directors will be elected each year. There is no limit on the number of terms a director may serve on our Board of Directors. The division of our Board of Directors into three classes with staggered three-year terms may have the effect of discouraging, delaying or preventing a transaction involving a change in control.
Pursuant to the stockholders’ agreement we entered into with White Mountains, Insignia, and the Founders in connection with our IPO, for so long as each of White Mountains and the Founders (treating the Founders as a single stockholder for this purpose) owns at least 12.5% of the issued and outstanding shares of common stock as of the closing of our IPO, such stockholder will be entitled to nominate two directors to serve on our Board of Directors. When such stockholder owns less than 12.5% but at least 5% of the issued and outstanding shares of common stock as of the closing of our IPO, such stockholder will be entitled to nominate one director. White Mountains and the Founders have agreed in the stockholders’ agreement to vote for each other’s board nominees.
Our amended and restated certificate of incorporation and amended and restated bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 75% of the voting power of all the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.
In addition, our amended and restated certificate of incorporation provides that any newly-created directorship on the Board of Directors that results from an increase in the number of directors and any vacancy occurring on the Board of Directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
No cumulative voting
The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not authorize cumulative voting.
Limits on stockholder action by written consent
The DGCL permits stockholder action by written consent unless otherwise provided by our amended and restated certificate of incorporation. Our amended and restated certificate of incorporation precludes stockholder action by written consent.
Special stockholder meetings
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of stockholders may be called only by or at the direction of the Board of Directors, the chairman of the Board of Directors, or the chief executive officer. Our amended and restated certificate of incorporation and our amended and restated bylaws specifically deny any power of any other person to call a special meeting.
Amendment of amended and restated certificate of incorporation
The affirmative vote of holders of at least 75% of the voting power of our outstanding shares of stock is generally required to amend certain provisions of our amended and restated certificate of incorporation.
Amendment of amended and restated bylaws
Our amended and restated bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, by the affirmative vote of a majority of directors present at any regular or special meeting of the Board of Directors called for that purpose or by the affirmative vote of holders of at least 75% of the voting power of our outstanding shares of stock .
Limitations on stockholder actions
Our amended and restated bylaws also impose some procedural requirements on stockholders who wish to:
• make nominations in the election of directors;
• propose that a director be removed;
• propose any repeal or change in our amended and restated bylaws; or
• propose any other business to be brought before an annual meeting of stockholders.
Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:
• a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;

• the name and address of the stockholder and any other beneficial owner of stock of the Corporation that is owned by such stockholder or on whose behalf such proposal is made (together with any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the stockholder or any such beneficial owner, each, a “Stockholder Associated Person”);
• any material interest of the stockholder or Stockholder Associated Person in the proposal;
• the number of shares beneficially owned by the stockholder or Stockholder Associated Person and evidence of such ownership; and
• a description of certain arrangements and understandings entered into by those persons, relating to the stock of the Corporation.
To be timely, a stockholder must generally deliver notice:
• in connection with an annual meeting of stockholders, not less than 90 nor more than 120 days prior to the month and day corresponding to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 30 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business on the 10th day following the day on which we first publicly announce the date of the annual meeting; or
• in connection with the election of a director at a special meeting of stockholders, not less than 40 nor more than 60 days prior to the date of the special meeting, but in the event that less than 50 days’ notice or prior public disclosure of the date of the special meeting of the stockholders is given or made to the stockholders, a stockholder notice will be timely if received by us not later than the close of business on the 10th day following the day on which a notice of the date of the special meeting was mailed to the stockholders or the public disclosure of that date was made.
In order to submit a nomination for our Board of Directors, a stockholder must also submit any information with respect to the nominee that we would be required to be included in a proxy statement, as well as certain other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders. These provisions may deter, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of the Company.
Authorized but unissued shares
Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy context, tender offer, merger, or otherwise.
Delaware business combination statute
We elected in our amended and restated certificate of incorporation not to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. Nevertheless, our amended and restated certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that each of White Mountains, Insignia, and the Founders and their respective affiliates and transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.
Limitation of liability of directors and officers
Our amended and restated certificate of incorporation provides that no director or officer will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Currently, Delaware law requires that liability be imposed for the following:
• any breach of the director’s or officer's duty of loyalty to our company or our stockholders;
• any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;
• unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and
• any transaction from which the director or officer derived an improper personal benefit.
As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director or officer for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.
Our amended and restated bylaws provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director, officer, employee, agent or fiduciary. We will reimburse the expenses, including attorneys’ fees, incurred by a person indemnified by this provision when we receive an undertaking to repay such amounts if it is ultimately determined that the person is not entitled to be indemnified by us. Amending these provisions will not reduce our indemnification obligations relating to actions taken before an amendment.

Corporate opportunity
Our amended and restated certificate of incorporation and stockholders’ agreement provide that each of White Mountains, Insignia, and the Founders and their respective affiliates do not have any duty to refrain from (1) engaging, directly or indirectly, in the same or similar business activities or lines of business as us, including those business activities or lines of business deemed to be competing with us, or (2) doing business with any of our clients, customers or vendors. In the event that White Mountains, Insignia or the Founders or any of their respective affiliates acquires knowledge of a potential business opportunity which may be a corporate opportunity for us, they will have no duty to communicate or offer such corporate opportunity to us. Our amended and restated certificate of incorporation and stockholders’ agreement also provide that, to the fullest extent permitted by law, none of such stockholders or their respective affiliates will be liable to us, for breach of any fiduciary duty or otherwise, by reason of the fact that any such stockholder or any of its affiliates directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to us, and we will waive and renounce any claim that such business opportunity constituted a corporate opportunity that should have been presented to us.
Forum selection
Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders and other similar actions, may be brought only in specified courts in the State of Delaware. In addition, our amended and restated certificate of incorporation provides that the federal district courts of the United States are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act but that the forum selection provision does not apply to claims brought to enforce a duty or liability created by the Exchange Act. Although we believe this provision will benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that this provision is unenforceable, and to the extent it is enforceable, the provision may have the effect of discouraging lawsuits against our directors and officers.
Transfer agent and registrar
The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.
Listing
Our Class A common stock is listed on the New York Stock Exchange under the symbol “MAX”.